Exhibit 10.10

Loan Agreement between Shandong Xiangrui and China Everbright Bank, Qingdao Jiaozhou Branch, dated April 16, 2012, for a RMB 20 million loan

Main contents:

•	Contract No.: Guan Yin Jiao Yin Zi No. 2011076

•	Loan Amount (RMB): RMB 20,000,000 Yuan

•	Purpose of the Loan: payment to vendor

•	Contract Term: 6 months, from April 16, 2012 to October 16, 2012

•	Interest Rate:

•	The processing fee is 0.05%;

•	Shandong Xiangrui is required to deposit 50% of the loan amount as restricted cash

•	No interest during the 6 month loan period

•	Penalty interest rate for delayed repayment: 0.05% per day

•	Guarantee

•	Ruixing Group provided a guarantee for this loan

•	Shandong Xiangrui used its land use rights as collateral for this loan, the collateral agreement # 2011076